ADVISORY AGREEMENT

    This Advisory Agreement (this “Agreement”), dated this ___ day of August 2009 (the “Effective Date”), by and between Chertoff Group, L.L.C. (“Advisor”), a Delaware limited liability company, and BIONEUTRAL GROUP, INC. (the “Company”), a Nevada corporation.

    WHEREAS, Advisor wishes to provide certain professional services (the “Services”) to Company as set forth in Appendix A, which is attached hereto and made a part hereof; and

    WHEREAS, Company wishes to engage Advisor to perform the Services, for good and valuable consideration, as more fully described in Appendix A.

    NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as set forth below.

1. SCOPE OF WORK.
(a)

Advisor agrees to provide the Services described in Appendix A. In the event that additional assignments are agreed upon between Advisor and Company, the parties shall execute addenda to this Agreement describing the additional assignments, including the fees and schedule for each specific assignment.

(b)

Company acknowledges and agrees that in providing the Services (as defined on Exhibit A), (i) none of Advisors, its Managing Principals (Michael Chertoff and Chad C. Sweet), Principals, Directors or other employees is engaging in the practice of law under this Agreement, and no attorney-client relationship exists, or will arise, as a result of providing the Services hereunder; and (ii) Company understands that it is Company’s responsibility to seek the advice of its own legal counsel with respect to any legal issues that may arise from time to time related to the subject matter of the Services.

(c)

Company acknowledges and agrees that, in providing the Services, none of Advisor’s Managing Principals, Principals, Directors or other employees or affiliates, including Drs. J. Bennet Waters and Jeffrey W. Runge, is engaging in the practice of medicine under this Agreement, and Advisor assumes no liability for strategic healthcare or medical marketing advice provided to Company as a result of providing the Services hereunder. Further, Company acknowledges that Advisor is not expected to, and will not, offer professional assessments regarding the safety, efficacy or potential toxicity of Company’s products, provided, however, that this shall not prevent Advisor from assisting Company in arranging for independent testing and evaluation of Company’s products.

1110 VERMONT AVENUE NW, SUITE 1200
WASHINGTON, DC 20005
T. 202.649.4260 | F. 202.330.5505
www.chertoffgroup.com                         Advisor _____ Company ______

(d)
The parties acknowledge that Michael Chertoff and Chad C. Sweet are, and other employees of Advisor may be, subject to legal and/or ethical restrictions that may relate to the performance of this Agreement including ,but not limited to, 18 U.S.C. § 207, limiting certain activities and contacts with the U.S. government including but not limited to the U.S. Department of Homeland Security, and agree that this Agreement extends only to those activities permitted by law.

2.    PAYMENT FOR SERVICES.

    During the term of this Agreement, Company agrees to pay Advisor in accordance with the fees set forth in Appendix A (the “Fees”). Advisor shall submit to Company, either electronically or via mail, an invoice for Fees due as set forth in Appendix A for the purposes of recordkeeping. Invoices shall be addressed to Company, attention Steve Browand, at 211 Warren Street, 4th floor, Newark New Jersey or steve@bioneutralgroup.com, with carbon copy to raj@bioneutral.com, if delivered electronically; or to such other person and address as shall have been specified in writing by Company to Advisor. Fees shall be payable by electronic fund transfer (“EFT”) as set forth in Appendix A.

3.   EXPENSES.

    Company will be responsible for Advisor’s out-of-pocket business expenses incurred in connection with the Services, including travel, accommodations, meals and incidental expenses. Expenses shall be reimbursed as further described in the Fees section of Appendix A.

4.   TERM/TERMINATION.

(a)
The term of this Agreement (the “Term”) shall extend from the Effective Date to the earlier to occur of (i) the third anniversary of the Effective Date and the Date this Agreement is terminated in accordance with this Paragraph 4

(b)
The Term may be terminated by Company for “Cause” or by Advisor for “Good Reason”, in each case, without liability to the other party;  provided that upon any such termination Company shall be required to pay Advisor all Advisory Fees (pro rated for any partial month of service) earned until the date of such termination and all expenses incurred by Advisor prior to such termination that are eligible for reimbursement hereunder (collectively, the “Accrued Payments”). “Cause” means Advisor’s continued failure to provide the Services contemplated hereby that  continues after written notice from Company. “Good Reason” means (i) a material breach of this Agreement by Company that is not cured within 15 days of written notice from Advisor; (ii) failures in the testing and evaluation of Company’s antimicrobial and sporicidal products; (iii) misrepresentation of any material facts related to Company or Company’s products, services or business matters; (iv) any violation of any material local, state or federal law by Company or its subsidiaries or their directors, officers or employees (in their capacity as such); or (v) any business activities undertaken by Company or its subsidiaries or their directors, officers or employees (in their capacity as such) that Advisor determines in good faith might, by virtue of Advisor’s relationship with Company, bring Advisor into public disrepute, contempt, scandal or ridicule, or whichmight tend to reflect unfavorably on Advisor or Advisor’s personnel.

(c)
On or after the six month anniversary of the Effective Date, either party may terminate the Term by giving the other party sixty (60) days prior written notice of termination. If Company terminates the Term pursuant to this Paragraph 4(c), (i) Company shall pay Advisor all Accrued Payments, (ii) Company shall pay Advisor in a cash lump sum the aggregate Advisory Fees that would otherwise have been paid through the end of the Term and (iii) the Equity Award will immediately vest in full. If Advisor terminates the Term pursuant to this Paragraph 4(c), Advisor will deliver to Company the after- tax value of any portion of the Equity Award that vested during the three month period preceding such termination (provided that such payment shall not be required if Advisor terminates the Term within three months of a Change in Control (as defined for purposes of Appendix A)) and Advisor will not be entitled to any other payment from Company other than the Accrued Payments. Advisor will have no liability to Company as a result thereof or the failure to complete the Services.

5. INDEPENDENT CONTRACTOR.

Advisor shall perform all Services hereunder as an independent contractor, and nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant, or employer and employee between the parties hereto or any affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. Advisor will perform the Services in the manner it determines appropriate and Company will have no right to control Advisor, subject to Advisor's obligation to complete the Services.

6. INDEMNIFICATION.

Company agrees that Advisor, its Managing Principals, other employees, affiliates, investors and controlling persons (collectively, the “Indemnified Parties”), will not have any liability to Company or any other person in connection with, related to or arising out of, this Agreement, including the Services to be provided hereunder, except in connection with any willful breach by Advisor of its obligations under Sections 7, 8 or 10. To the fullest extent permitted by applicable law, Company shall indemnify and hold harmless Advisor and its Managing Principals, affiliates, and each of their respective members, managers, directors, officers, employees, counsel, agents, representatives, contractors and affiliates (each such individual or entity to be referred to hereinafter as an "Indemnified Person"), from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, whether or not involving a third party, to which an Indemnified Person may be subject, insofar as such loss, claim, damage, liability or action relates to, arises out of or results from any Covered Event (as such term is defined below) or alleged Covered Event, and will reimburse such Indemnified Person upon request for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such Indemnified Person in connection with investigating, defending or preparing to defend against any such loss, claim, damage, liability or action, as such expenses are incurred or paid. The term "Covered Event" shall mean (a) any action taken, or services performed, by an Indemnified Person, related to or consistent with the Services or the terms of this Agreement, or (b) any action taken, or omitted to be taken, by Company or any of its managers, directors, officers, employees, agents or affiliates, in connection with any matter in which an Indemnified Person has been involved pursuant to this Agreement; provided, that the term "Covered Event," with respect to an Indemnified Person, shall exclude any loss, claim, damage, liability or expense to the extent determined by the final judgment of a court of competent jurisdiction to have been caused from the gross negligence, fraud, bad faith or willful misfeasance of such Indemnified Person or any affiliate thereof. Company shall cover the designees of Advisor under directors and officers liability insurance both during and, while potential liability exists, after the term of the Agreement in amounts reasonably requested by Advisor. The provisions of this Section 6 shall not be deemed exclusive of any other rights to which any Indemnified Party may be entitled under any provision of law, this or any other agreement or otherwise.

7. CONFIDENTIALITY.

(a)
With respect to any information supplied in connection with this Agreement and designated by either party as confidential, the other party agrees to protect the confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed or (v) disclosed pursuant to legal requirement or order.

(b)
Within 30 days after the termination of this Agreement, Company may request that Advisor (i) return to Company all documents or copies of documents that Company provided to Advisor and, subject to Section 9, all work papers, reports or other documents Advisor prepared during the term of this Agreement, or (ii) destroy such materials. If Company does not timely request one of these options for disposition of materials, Advisor may elect either option. Notwithstanding the forgoing, Advisor will have the right to retain a copy of Advisor's reports and work papers for internal use.

8. PUBLICITY.

Both parties agree not to use the name of the other party or any of its affiliated companies in any sales or marketing publication or advertisement or make any public disclosure except as may be legally required, relating to this Agreement or the other party or any of its affiliated companies, without obtaining the prior written consent of the other party. Specifically, Company shall not release or publish any news release, advertising or other public announcement relating to this Agreement or to the transactions contemplated herein without Advisor’s prior review and written approval. In addition, Company shall not use Advisor’s corporate name, logos, trademarks or service marks without Advisor’s prior written authorization. Company agrees that it shall not, and shall cause its subsidiaries to not, engage in any conduct that could reasonably be expected to bring Advisor into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably on Advisor or Advisor’s personnel.

9. WORK PRODUCT.

Upon full payment of all amounts due to Advisor in connection with this Agreement, all right, title and interest in any deliverables Advisor provides to Company will become Company’s sole and exclusive property, except as set forth below. Advisor will retain sole and exclusive ownership of all right, title and interest in its work papers, proprietary information, processes, methodologies and know how, including such information as existed prior to the delivery of the Services and, to the extent such information is of general application, anything which Advisor may discover, create or develop during the provision of the Services.

10. OTHER CONSULTING SERVICES; NON-SOLICITATION

(a)	Other Consulting Services. Company acknowledges and agrees that Advisor may provide independent advisory services to other entities, including competitors of Company.

(b)
Non-solicitation. During and for a period of two (2) year(s) following termination of this Agreement, each party will not, without prior written consent of the other party, hire or attempt to hire any current or former employee of the other party or its subsidiaries or affiliates, who is or was involved in the performance of the Services hereunder.

11. GENERAL PROVISIONS.

(a)	Paragraph Headings. Paragraph headings are for convenience only and shall not be a part of the terms and conditions of this Agreement.

(b)
Waiver. Failure by either party at any time to enforce any obligation by the other party, to claim a breach of any term of this Agreement or to exercise any power agreed to hereunder will not be construed as a waiver of any right, power or obligation under this Agreement, will not affect any subsequent breach, and will not prejudice either party as regards any subsequent action.

(c)
Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.

(d)
Subcontractors. Advisor shall be fully responsible for its subcontractors. Nothing in this Agreement shall be construed to create any contractual relationship between Company and any subcontractor, nor any obligation on the part of Company to pay or to see to the payment of any money due any subcontractor as may otherwise be required by law.

(e)	Assignment. Neither party may assign any rights or obligations under this Agreement without the prior consent of the other.

(f)
Modification. No modification, waiver or amendment of any term or conditions of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.

(g)
Survival. The provisions of this Agreement that by their nature and content are intended to survive the performance hereof, shall so survive the completion and termination of this Agreement. Without limiting the generality of the foregoing, Articles 6, 7, 8, 9 and 10 of this Agreement shall so survive.

(h)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York as if the Agreement were made in New York for performance entirely within the State of New York.

(i)
Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or, if mailed, on the date of deposit in the mail, postage prepaid, addressed, in the case of Advisor, to it at 1110 Vermont Ave NW, Suite 1200; Washington, DC, 20005 and in the case of Company, to it at 211 Warren Street, 4th Floor, Newark, NJ; or such other address as shall have been specified in writing by either party to the other.

(j)
Complete Agreement. This Agreement, together with Appendix A, constitutes the entire agreement of the parties with respect to its subject matter and may not be modified in any way except by written agreement signed by both parties. This Agreement supersedes all prior oral communications and written agreements or understandings between the Parties, and there are no other agreements, either expressed or implied, with regard to this subject matter.

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IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the day and year first set forth below.

Company	Advisor
By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

APPENDIX A

Services

Advisor hereby agrees that during the Term of Services (as defined below) to consult with the board of directors of Company (the “Board”) and management of Company and its subsidiaries in such manner as may be reasonably requested by Company on the following matters:

•	General business strategy and operations;

•	Advise and assist Company in making arrangements for product testing and evaluation;

•	Advise and assist Company in market research and product position;

•	Advise and assist Company in product manufacturing, sales and distribution;

•	Advise and assist Company in developing and executing strategic partnerships, joint ventures and other business-to-business relationships;

•	Advise and assist Company in considering capital acquisition and other equity considerations;

•	Provide strategic advisory services involving product testing and evaluation; acquisitions and procurement strategies across commercial and federal targets; and access to capital/deal structuring; and

•	Other advisory services that may be mutually agreed upon.

Personnel

During the Term of Services, Advisor shall provide and devote to the performance of the Services such employees, agents and representatives of Advisor, and for such time, as Advisor shall deem appropriate for furnishing the services required hereunder. Notwithstanding the foregoing, it is agreed that in the performance of its duties hereunder, Advisor shall make available the following individuals to provide the described services during the Term of Services:

•
The Honorable Jeffrey W. Runge, MD, Former Assistant Secretary for Health Affairs, Department of Homeland Security, shall be made available for an average of up to 20 hours per week to provide advice and assistance regarding the clinical aspects of Company’s products; and

•
Dr. J. Bennet Waters, Former Deputy Assistant Administrator, Transportation Security Administration and Former Chief of Staff, Office of Health Affairs, Department of Homeland Security, shall be made available for an average of up to 20 hours per week to provide advice and assistance regarding Company’s operations.

In addition to the individuals named above, and in order to complete the Services described above, Advisor contemplates engaging the following personnel for a total of approximately 10- 20 hours per month:

•	The Honorable Michael Chertoff, Former Secretary, Department of Homeland Security

•	The Honorable Jay M. Cohen, Former Under Secretary, Science & Technology, Department of Homeland Security; former Chief of Naval Research, Department of Defense

•	Mr. Nathaniel T. G. Fogg, Former Deputy Chief Operating Officer, Federal Emergency Management Agency

•	The Honorable Paul A. Schneider, Former Deputy Secretary, Department of Homeland Security; former Senior Acquisition Executive, National Security Agency

•	Mr. Chad C. Sweet, Former Chief of Staff, Department of Homeland Security

In the event Dr. Runge or Dr. Waters is unable or unavailable to provide the services contemplated hereunder, Advisor shall provide a qualified individual to provide such services, who must be reasonably satisfactory to the Board. If Advisor does not provide a qualified replacement reasonably acceptable to the Board within a reasonable period of time, Company may engage another person not affiliated with Advisor to provide such services and deduct the costs of such person’s compensation from Advisor’s compensation under the Agreement.

Company acknowledges and agrees that (i) each member or employee of Advisor providing any of the Services hereunder is doing so as, as applicable, as member and/or employee of Advisor and not as an employee or officer of Company or its affiliates; (ii) no member or employee of Advisor shall owe any fiduciary or other duty to Company or its subsidiaries and Company hereby releases and agrees not to pursue any claim to the contrary and agrees to cause its subsidiaries to do likewise; and (iii) neither Company nor any of its subsidiaries or any of their stockholders, affiliates, directors, officers or employees will represent or imply that any member or employee of Advisor is providing services to Company and its subsidiaries in any capacity other than as a member or employee of Advisor; it being understood and agreed that Company may refer to Dr. Runge as Senior Medical Advisor and Dr. Waters as Senior Operations Advisor.

Term of Services

The Term of Services will be the 12-month period commencing upon the execution of this Agreement. The parties agree that at or prior to the end of the Term of Services, they will review the terms of this Appendix A to determine whether changes or modifications are required. In the event neither party requests modifications to this Appendix A, the Term of Services shall be extended an additional 12 months. If either party requests modifications to this Appendix A, the parties agree to engage in good faith negotiations regarding such changes.

Fees

Consulting Fee: On the first day of each month during the Term (each, a “Payment Date”) commencing September 1, 2009, Company shall pay to Advisor (regardless of whether an invoice has been prepared or received) a monthly advisory fee of $75,000 in immediately available funds (the “Advisory Fee”).

Equity Award: In addition to the Advisory Fee, Company shall grant Advisor an equity award in the form of restricted stock or restricted stock units representing the right to receive, on a fully diluted basis, 10% of Company’s common stock (the “Equity Award”). The parties shall mutually agree upon the terms and conditions of the Equity Award, which shall in any event be consistent with the following:

•	The Equity Award shall be granted by the Company’s Compensation Committee in manner contemplated by Rule16b-3 of the Securities Exchange Act of 1934, as amended.

•	The grant date of the Equity Award shall be no later than September 30, 2009.

•
The Equity Award shall vest and become non-forfeitable on a schedule no less favorable to Advisor than as follows: (i) 25% on September 1, 2010; (ii) 25% on September 1, 2011 and (iii) 50% on September 1, 2012 if Advisor is providing Services to Company on each such date; provided that the Equity Award will vest in full upon a “Change in Control” (to be defined consistently with customary definition in compensatory arrangements of public companies);

•	After vesting, the shares underlying the Equity Award will be freely transferable and Company shall register for re-sale the shares underlying the Equity Award;

•	The Equity Award will be transferable to affiliates of Advisor.

Expenses: Company shall promptly reimburse Advisor for all reasonable travel expenses and other reasonable out-of-pocket fees and expenses as have been or may be incurred by Advisor, its members, officers, employees, counsel, agents and representatives in connection with the provision of Services; provided that Advisor will obtain the Company’s approval for any single expense in excess of $1,000.

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IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Appendix as of the day and year first set forth below.

Company	Advisor
By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

APPENDIX B

<<Reserved for Shareholder’s Agreement between Company and Advisor>>

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IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Appendix as of the day and year first set forth below.

Company	Advisor
By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date: